EXHIBIT 99.1 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Unaudited Pro Forma Combined Statement of Operations

        On March 8, 2000, Redback merged with Siara in a transaction accounted for as a purchase. In connection with the merger, Redback issued 57,388,818 shares of its common stock and options and warrants to purchase 5,295,038 shares of its common stock. The consolidated financial statements include the results of operations of Siara commencing on March 9, 2000. The purchase price, including the value of options and warrants issued in connection with the merger and professional fees directly related to the acquisition, was approximately $4.5 billion.

        The following unaudited pro forma combined statement of operations for the year ended December 31, 2000 presents the effect of the merger between Redback and Siara as if the merger occurred on January 1, 2000.

        The unaudited pro forma combined statement of operations is based on the estimates and assumptions set forth in the notes to such statements. The unaudited pro forma combined statement of operations is not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.

        The unaudited pro forma combined statement of operations should be read in conjunction with the historical financial statements of Redback and the historical financial statements of Siara and other financial information pertaining to Redback and Siara.

Redback Networks
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2000
(In thousands, except share and per share amounts)

	Historical Redback	Historical Siara	Merger Adjustments		Pro Forma Combined Company
Net Revenues	$ 278,010				$ 278,010
Cost of revenues	110,716		$ 645	(A)	111,361

Gross profit	167,294	0	(645)		166,649
Operating expenses:
Research and development	86,727	6,862			93,589
Selling, general and administrative	82,314	4,347			86,661
Amortization of intangibles	945,475		208,538	(B)	1,154,013
In-process research and development	40,400		(15,300	)(A)	25,100
Amortization of deferred stock compensation	24,277	80,574	(80,574	)(C)	24,277

Total operating expenses	1,179,193	91,783	112,664		1,383,640

Loss from operations	(1,011,899)	(91,783)	(113,309)		(1,216,991)
Other income (expense), net	4,354	(573)			3,781

Net loss	($ 1,007,545)	($ 92,356)	($113,309)		($ 1,213,210)

Basic and diluted net loss per share	($ 8.68)	($ 5.44)			($ 9.68)

Shares used in computing net loss per share	116,019,000	16,986,000	9,269,000		125,288,000

See accompanying notes to Unaudited Pro Forma Combined Statement of Operations.

NOTES TO UNAUDITED PRO FORMA
COMBINED STATEMENT OF OPERATIONS

Note 1—Basis of Presentation:

        On March 8, 2000, Redback and Siara completed their merger, which was accounted for as a purchase. In connection with the merger, Redback issued 57,388,818 shares of its common stock and options and warrants to purchase 5,295,038 shares of its common stock. The purchase price, including the value of options and warrants issued in connection with the merger and professional fees directly related to the merger, was approximately $4.5 billion.

        The preliminary allocation of the purchase price using balances as of March 8, 2000 is summarized below (in thousands):

Tangible assets acquired	$16,381
Existing technology	13,800
In-process research and development	15,300
In-place workforce	27,500
Non-compete agreements	10,000
Goodwill	4,419,207
Assumed liabilities	(35,619)

Net assets acquired	$4,466,569

        The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility has not been achieved and which have no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

        The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Siara had five projects in process that ranged from 24%-80% complete.

        The estimated net present value of cash flows was based on incremental future cash flows from revenues expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 26% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

        The amounts allocated to in-process research and development was charged to the statement of operations during the year ended December 31, 2000.

Note 2—Pro Forma Adjustments:

A	To reflect amortization of developed technology over the estimated useful life of four years as if the acquisition had occurred as of the beginning of the period indicated. The amount allocated to in-process research and development has not been included in the unaudited pro forma combined statement of operations as it is nonrecurring.

B	To reflect amortization of goodwill, workforce and non-compete agreements over their estimated useful lives of four, three and two years, respectively, as if the acquisition occurred as of the beginning of the period indicated.

C	To eliminate amortization of deferred stock compensation related to Siara stock options and warrants which is duplicative, as the fair value of the unvested options and warrants has been included in the purchase price and results in additional goodwill amortization.